The Growth Fund of America, Inc.
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74A - T, 74V1 and 74V2, and 75, complete answers are as follows:

Item 48K
Total income dividends for which record date passed during the period

Step	Asset Value (000's omitted)	Annual Fee Rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$531,599
Class B	$0
Class C	$6,580
Class F1	$132,266
Class F2	$49,446
Total	$719,891
Class 529-A	$27,288
Class 529-B	$0
Class 529-C	$1,061
Class 529-E	$933
Class 529-F1	$1,099
Class R-1	$1,236
Class R-2	$4,448
Class R-3	$74,452
Class R-4	$159,063
Class R-5	$162,757
Class R-6	$91,702
Total	$524,039

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2450
Class B	$0.0000
Class C	$0.0244
Class F1	$0.2461
Class F2	$0.3201
Class 529-A	$0.2444
Class 529-B	$0.0000
Class 529-C	$0.0322
Class 529-E	$0.1647
Class 529-F1	$0.3002
Class R-1	$0.0561
Class R-2	$0.0488
Class R-3	$0.1687
Class R-4	$0.2512
Class R-5	$0.3335
Class R-6	$0.3505

Item 74A through T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$91
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$10,809,012
D) Long - term debt securities including convertible debt	$87,670
E) Preferred, convertible preferred, and adjustable rate preferred stock	$259,124
F) Common Stock	$126,014,963
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$906,815
K) Receivables from affiliated persons	$0
L) Other receivables	$363,165
M) All other assets	$0
N) Total assets	$138,440,840
O) Payables for portfolio instruments purchased	$247,211
P) Amounts owed to affiliated persons	$131,664
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$575,447
S) Senior equity	$0
T) Net Assets of Common shareholders	$137,486,518

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,952,970
Class B	78,928
Class C	233,378
Class F1	448,406
Class F2	127,046
Total	2,840,728
Class 529-A	115,565
Class 529-B	10,973
Class 529-C	33,142
Class 529-E	5,727
Class 529-F1	3,669
Class R-1	19,839
Class R-2	82,229
Class R-3	374,586
Class R-4	515,239
Class R-5	388,701
Class R-6	343,262
Total	1,892,932

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.23
Class B	$28.23
Class C	$28.02
Class F1	$29.04
Class F2	$29.25
Class 529-A	$29.06
Class 529-B	$28.25
Class 529-C	$28.18
Class 529-E	$28.82
Class 529-F1	$29.04
Class R-1	$28.26
Class R-2	$28.42
Class R-3	$28.74
Class R-4	$28.99
Class R-5	$29.24
Class R-6	$29.30

Item 75
Average net assets during the current reporting period ($000)

A) Daily average (for money market funds)	$0
B) Monthly average (for all other funds)	$156,558,982